UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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CINCINNATI FINANCIAL CORPORATION
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CINCINNATI FINANCIAL CORPORATION

2010 ANNUAL LETTER FROM THE CHAIRMAN AND THE CHIEF EXECUTIVE OFFICER

ABOUT THE COMPANY

Cincinnati Financial Corporation stands among the 25 largest property casualty insurers in the nation, based on premium volume. A select group of independent agencies actively markets our business, home and auto insurance within their communities. These agents offer our standard market commercial lines policies in 39 states, personal lines policies in 29 and excess and surplus lines policies in 38 of those same states. Within this select group, we seek to become the life insurance carrier of choice and to help agents and their clients – our policyholders – by offering leasing and financing services.

For 60 years, three competitive advantages have distinguished our company, positioning us to build value and long-term success:

- Commitment to our network of professional independent insurance agencies and to their continued success
- Financial strength that lets us be a consistent market for our agents' business, supporting stability and confidence
- Operating structure that supports local decision making, showcasing the strength of our claims service, field underwriting and field support services

These advantages help us to balance growth with underwriting discipline in a competitive environment. Learn more about where we are today and how we plan to create value for shareholders, agents, policyholders and associates by reviewing publications that we promptly post on *www.cinfin.com/investors* as they are completed.

TABLE OF CONTENTS

IN REMEMBRANCE



Vincent H. Beckman, Jr.
1915–2011

Vince Beckman worked closely with the founders to write the Articles of Incorporation for The Cincinnati Insurance Company in 1950. He demonstrated his sustained commitment as a charter director, legal counsel and the first secretary of Cincinnati Financial. Vince served on CIC and CFC boards until 1996, when he was named director emeritus. He was a Cincinnati City Council member, a Hamilton County Commissioner and a partner at the law firm that became Beckman Weil Shepardson LLC. The values and traditions of our charter directors, including Vince, continue to guide us today.



Walter G. Alpaugh, Jr.
1921–2010

As chairman of the board for Inter-Ocean Insurance Company, Walter "Pete" Alpaugh led its merger into Cincinnati Financial Corporation in 1973. Pete was Cincinnati Financial's chairman of the board from 1973 until his retirement in 1978. His leadership benefited not only the insurance industry, but also the community. He earned a Citation of Meritorious Service while serving in the U.S. Navy. Pete established the Alpaugh Art Studios at Denison University and was a leading supporter of the Economics Center at the University of Cincinnati.

TO OUR SHAREHOLDERS, FRIENDS AND ASSOCIATES:

FINANCIAL HIGHLIGHTS

Your company's operating income* rose 27 percent in 2010, covering shareholder dividends that have increased each and every one of the past 50 years. Only 10 other publicly traded U.S. companies can claim this long record of cash dividend growth; its preservation reflects the board's recognition of our progress, its confidence in our plans and its vision of the opportunities before us.

With 50 consecutive years of dividend increases, Cincinnati Financial Corporation again qualified as a 2010 S&P 500 Dividend Aristocrat and a 2010 Mergent's Dividend Achiever.

While 2010 pretax investment income rose 3 percent and underwriting results improved, the contribution to net income from net realized investment gains fell $114 million. This resulted in net income of $377 million, $55 million lower than the $432 million we earned in 2009. We chose to retain $755 million of pretax unrealized investment gains in our $3 billion equity portfolio at year-end.

The equity portfolio accounted for just over a fourth of our year-end invested assets. While that level is roughly half of the pre-2008 level, it is higher than industry norms. Equity investing remains a key strategy for your company. Income from our dividend-paying stocks helps offset low bond yields. The long-term growth potential of stocks also serves as a hedge against rising interest rates and inflation.

Appreciation of common stocks contributes to your shareholders' equity. Fair value of the equity portfolio rose 13 percent in 2010 on appreciation and higher invested assets. Book value per share rose 6 percent over 2009, an increase of $1.66 after dividends to shareholders of $1.59 per share.

Our value creation ratio shows how we are doing for shareholders, summing the growth rate of book value per share and the ratio of dividends declared per share to beginning book value per share. Our long-term target is an annual average of 12 percent to 15 percent for the period 2010 through 2014, and our 11.1 percent ratio for 2010 came within a percentage point of that range. We expect several initiatives to further improve our insurance underwriting profitability and premium growth, creating stronger value.

STEPPING UP TO THE STARTING LINE

Having reached major milestones for several initiatives over the past two years, we stand ready and eager to continue executing our plans. In January, we marked the 60th anniversary of the first policy issued by The Cincinnati Insurance Company, a residential fire policy with total premium of $17.50 for three years. From that beginning, four independent agents with a good idea and a lot of determination started a company that now writes almost $3 billion of annual



John J. Schiff, Jr., CPCU (left), chairman of the board, with Kenneth W. Stecher, president and chief executive officer.

FINANCIAL REVIEW

2010 Consolidated Revenues
In millions


$2,156
Commercial Lines (57.2%)
$723
Personal Lines (19.2%)
$49
Excess and Surplus Lines (1.3%)
$159
Life Insurance (4.2%)
$518
Investment Income, net of expenses (13.7%)
$167
Net Realized Investment Gains and Other (4.4%)

Invested Assets
At fair value
In billions


$13.8
$12.3
$8.9
$10.6
$11.5
06
07
08
09
10

Net and Operating* Income
Per common share


Net income
Operating income
$5.30
$4.97
$3.54
$2.82
$2.62
$2.65
$2.31
$2.10
$1.68
$1.32
06
07
08
09
10

* The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures are in our quarterly earnings news releases, which are available on the Investors page of our website www.cinfin.com

While commercial lines continues to be our largest operating segment based on revenues, each of our other insurance operating segments grew nicely in 2010, demonstrating the success of strategic initiatives for profitable growth. Invested assets continued a steady upward trend since the 2008 U.S. financial market decline, due to disciplined investing and a two-year rally in financial markets. Income contributed by our operations grew stronger in 2010, primarily from improved property casualty underwriting results, plus after-tax investment income growth of 2 percent despite declining investment yields.

Book Value
Per common share


Book value
Book value growth**
$39.38
$35.70
$25.75
$29.25
$30.91
12.9%
(9.3%)
(27.9%)
13.6%
5.7%
06
07
08
09
10

** Year-over-year change in book value per share

Cash Dividends Declared
Per common share


Cash dividends declared
Dividend contribution**
$1.34
$1.42
$1.56
$1.57
$1.59
3.8%
3.6%
4.4%
6.1%
5.4%
06
07
08
09
10

** Calculated as dividends declared per share to beginning book value per share

Value Creation Ratio


16.7%
(5.7%)
(23.5%)
19.7%
11.1%
06
07
08
09
10

Book value per share grew in 2010, reflecting better operating results in addition to higher valuation for our investment portfolio. We increased our shareholder dividend in 2010, marking the 50th consecutive year of increases. The value creation ratio, our primary long-term performance measure, averaged just over 15 percent for 2009 and 2010, in line with our target range of 12 percent to 15 percent on average annually for 2010 through 2014. To calculate the value creation ratio, we add the percentage of year-over-year growth in book value per share to the annual contribution of dividends (the percentage of declared dividends per share to beginning book value per share).

On January 25, 2011, the 60th anniversary of your company's first policy, we announced an updated company logo to our associates and agents. We will officially launch it at the Annual Meeting of Shareholders on April 30, 2011.

premium and has more than $15 billion of consolidated assets.

Sixty years later, we are stepping up to be a stronger competitor than ever, just as determined as our founders to be the best insurance company serving independent agents in the United States. The business model and marketplace advantages they nurtured remain strong, and our efforts are adding new advantages as we take our position on the starting line ready to take that model into a new era. Our initiatives are already having an impact – regardless of economic uncertainty and the stubborn commercial insurance market – and any positive change in these respects would be wind at our backs.

We see opportunity ahead. Over the past three years, we have taken decisive actions that stabilized our investment portfolio and our coastal catastrophe exposures; brought our technology systems up to date; improved our data management and embraced predictive modeling and analytics; developed robust enterprise risk management and business planning frameworks; expanded our operations and agency force; and invested in training and expertise of our associates.

These ongoing efforts are making us nimble and fit to provide our agents with more ease and efficiency in doing business with us. That ease has historically risen from the availability of our field representatives in their offices and communities, our respect for local knowledge and efforts to push decision making to the local level, and our commitments to provide outstanding claims service and a stable market for their business while controlling expenses. We continue this

Stepping Up

The new logo icon acknowledges our heritage from our founding agents by incorporating the arch from the previous Cincinnati skyline design. That arch represents the strength and stability we seek to bring to our independent agencies and their clients – and to all of our relationships. Just as a bridge takes its purpose from connecting to the shore, we take our purpose from connecting to our agents and their local communities.

With policies backed by our financial strength, policyholders can safely rise above risk and forge ahead to meet their business and personal insurance goals, confident that Cincinnati Insurance is providing quality coverage and service.

This is the right time to refresh our logo. Cincinnati is at a turning point, more focused and more ready than ever before to be a strong competitor. We are stepping up to help our agencies get the most benefit from our expanded operations, increased efficiencies, focused expertise and strong ethics and engagement. And we know they are ready to work together and seize the opportunities that an improving economy will bring.

A simple, elegant logo helps prepare us for the higher consumer profile that is evolving as we increase our direct policyholder touches by providing more services that meet the high customer service standards of our agents. In line with the vision of our founders, the logo's symbolism reinforces the value of the independent agent and communicates the value and uniqueness of your company.

agency-centered approach, bringing new tools, capabilities and services to bear as we seek profitable growth for our agencies and your company.

FOCUS ON UNDERWRITING

Our 2 percent growth of written premiums in 2010 exceeded industry average growth estimated at 0.5 percent by A.M. Best, primarily due to our expansion activities. Our combined ratio improved almost 3 percentage points to 101.7 percent while the estimated industry average ratio deteriorated to 103.0 percent. We see limited prospects in the coming year for increased investment income; rather, we expect to achieve our performance objectives for earnings and book value growth primarily by continuing to execute on strategic initiatives to improve property casualty underwriting results.

Each percentage point improvement on our overall property casualty combined ratio can add approximately $29 million to underwriting gains. This is where we will apply our main efforts to improve performance in 2011.

In 2010, we maintained a healthy level of profitability in most lines of business. For all lines except workers' compensation, homeowners, and excess and surplus lines, the combined ratio averaged 95 percent. That profitable core of business represented almost 80 percent of our property casualty premium volume. We will keep those lines healthy by staying disciplined and avoiding underpriced business. Broader use of predictive analytics will help us price all risks with sufficient profit margin. Most importantly, we will continue supporting our strong agency relationships with knowledgeable, local field staff, profit sharing and superior claims service.

Stepping Up – Expertise

Cincinnati aims to be a market for approximately 75 percent of the typical insurable risks of our agencies' clients. While we are committed to this generalist approach, our agents are writing increasingly complex risks. In 2010, we added or shifted staff to provide higher levels of specialization and professional expertise:

- More specialists are available to respond to large property and workers' compensation claims. Another group of claims associates is dedicated to taking direct reports of workers' compensation claims, significantly speeding up our response and active management of injury and lost-time claims.
- More loss control representatives are in the field to facilitate a new CinciSafe™ program that provides safety assessments and customized service plan agreements for large workers' compensation accounts.
- More actuaries are supporting our heightened efforts to increase our internal capabilities for predictive analytics, pricing, reserving and data modeling.
- A new Target Markets department is developing expertise to support creation, marketing, services and underwriting for specialty commercial products. Target Markets specialists now manage programs offering insurance solutions to attract and retain business from educational institutions, dentists, manufacturers, utility services and home health care providers.

For each of the three challenging lines, specific plans and initiatives already under way make us confident we can achieve profitability as those initiatives mature:

Workers' Compensation: The 2010 loss and loss expense ratio improved 29.6 percentage points, reflecting favorable development this year after a reserve charge for this line in 2009. We expect that use of predictive modeling will be the primary driver of further improvement, as analytics assist our decisions both on individual risks and on the overall book.

A multidisciplinary task force of claims, underwriting, loss control and sales associates has implemented additional initiatives such as our program to systematically act on policies with the highest loss ratios, increasing rates or nonrenewing this business as indicated by a detailed, case-by-case review. Use of a new supplemental application informs underwriters about aspects of the applicant's risk management including return-to-work programs, safety practices, pre-employment physicals and drug screenings. Claims initiatives involve medical repricing; increased use of workers' compensation claims specialists; and use of new claims kits to educate employers about safety, claims reporting and cost control. Our new workers' compensation claims reporting center, launched in January 2010, has significantly decreased the lag between an injury and its first report to us, leading to a faster response that benefits the employee, the employer and your company.

We are expanding our loss control staff to allow for more onsite inspections, both to gather underwriting information and to assist employers with loss prevention. Our representatives now provide detailed quantitative and qualitative assessments of employers' workers' compensation practices to accounts with workers' compensation premiums over $50,000.

Stepping up – Expansion

Your company continued in 2010 to invest in expansions of our operating territories, the agency force that markets our policies and our product lines. In the near term, these new sources of premium revenues allow us to maintain premium volume while walking away from underpriced business. Longer term, they present huge opportunities to diversify premium sources, improve our spread of catastrophe risk and grow profitably:

- Our geographical footprint enlarged to 39 states with the addition of Connecticut and Oregon in the fourth quarter. Other states entered over the past five years include Washington, New Mexico, Texas, Colorado and Wyoming.
- We appointed 93 new agencies in 2010. At year-end, a total of 1,245 property casualty agencies were marketing our standard market insurance products out of 1,544 reporting locations. We generally earn a 10 percent share of an agency's business within 10 years of its appointment.
- Our excess and surplus lines company started up in 2008, offering commercial casualty coverages. Now it offers commercial property and professional coverages, including errors and omissions for many business types. Excess and surplus lines net earned premium increased 81 percent in 2010.

In 2011, we will expand personal lines marketing to a total of 32 states by adding agents and personal lines field representatives in New York, Connecticut and Oregon. Across the 39 states where we market commercial insurance, we are planning to appoint approximately 120 new agencies, taking care to respect franchise value within each territory for established agencies that are growing profitably.

Cincinnati earned the 2010 Vanguard in Insurance Best Practices Award for technology innovation; qualified as an InformationWeek Top 500 innovative corporate user of information technology; and ranked among the top eight companies for ease of doing business in an agent/broker survey sponsored by ACORD User Groups.

Homeowners: The 2010 homeowner loss and loss expense ratio improved 18.8 percentage points, benefiting from lower catastrophe losses and improved pricing. We expect incremental benefits from use of our tiered rating structure and annual rate changes. Increases averaged 5 percent for policies renewing beginning October 2009, with a slightly higher average increase effective for renewals beginning in late 2010. These changes target rates more precisely to correspond to the quality of each risk and improve the quality of our homeowner book as confirmed by insurance scores.

Catastrophe risk management actions also have improved our book. Over the past three years, we reduced our homeowner coastal exposures in Alabama, Florida, Georgia and North Carolina while introducing hurricane deductibles, tighter underwriting guidelines and rate increases.

We targeted states with less volatility for personal lines growth in order to diversify our book. We made progress toward achieving scale, increasing personal lines new business 20 percent in 2010. Technology upgrades are now available in all 29 states where we market personal lines products, increasing our overall ease of doing business through improved workflows. These changes are a competitive advantage, fully supporting our desire to grow the business and improve profitability.

Excess and Surplus Lines: In its third year of operations, start-up expenses have leveled off. The combined ratio improved nearly 40 percentage points to 115.4 percent, meeting our expectations for 2010. Our initiatives to move the ratio under 100 percent include claims reviews that add to our ability to react quickly to adjust coverages in

Stepping up – Efficiency

Technology advances brought new levels of efficiency to our agency customers and your company in 2010. We released a new version of our Diamond personal lines policy administration system, completed delivery of our new e-CLAS®CPP system for commercial package and auto policies to 30 states and deployed a new life insurance sales system.

These major systems speed up service and processing time, promote paperless electronic communications and records and create staffing and cost efficiencies for agencies. Our systems continue to incorporate Real-Time technology that supports data sharing and prefilling of form fields, as well as fast personal lines quotes the agent can request without leaving the agency's management system or comparative rater.

Predictive analytics tools are strategically important to your company. We used them in 2010 to model and manage our capital and enterprise risk, to increase pricing precision and to improve loss ratios in lines of business including workers' compensation, homeowners and personal auto. In 2011, we will integrate predictive tools for general liability and commercial property into our policy administration systems. With improved data capabilities, tools and performance metrics, we expect to produce plans that support state-, territory- and agency-level profitability and to streamline internal processes reducing the need for underwriter actions on selected policies.

response to observed trends and to amend our training, pricing or terms and conditions.

Additionally, we conduct reinsurer reviews of this book, confirming that our underwriting appetite, risk profile and reserving are conservative, our use of deductibles is aggressive and our pricing is adequate. We are shortening our exposure on risks with traditionally long liability tails by actively managing prior acts coverage and retroactive dates on claims-made policies. And we are staffing to enhance new business as agents become more familiar with our new products and expansion of eligible classes. Excess and surplus lines contributed $49 million of our nearly $3 billion of property casualty premium revenues. Growth in 2011 will be disciplined, as pricing remains soft.

Fully 30 percent of our staff now works in agency communities where they provide the personal touch. We expanded our expertise and operating territory while trimming overall staff to 4,060 at year-end 2010, down from 4,170 in 2009. Outstanding associate efforts and automation advances led to economies at headquarters.

MAXIMIZING EFFECTIVENESS

These challenging lines of business give us plenty of room to improve our results. As we aggressively pursue improvements, we will also work to amplify some proven advantages:

- Almost 90 percent of our commercial policies have premiums of $10,000 or less. Together with our independent agents, we have served the small business segment very well. In 2011, we will develop a 360-degree plan to optimize our small business product, technology, marketing, pricing and services.
- Our success depends on the success of our independent agents. We are working in 2011 to support their businesses by providing more planning support, more access to capital and an updated contingent commission agreement designed to help stabilize their agency revenues and reward longer-term profitability.

Stepping Up – Ethics and Engagement

Your company actively promotes an ethical culture and the Golden Rule in all of our relationships and transactions.

Our claims representatives have the most frequent opportunities to demonstrate this approach, and they do. Your company consistently receives high satisfaction rankings for fair claims service, as seen in an agent survey published by the Professional Insurance Agents Association of Ohio (November 2010) and in an Insurance Journal (October 5, 2010) article naming Cincinnati among the top performing homeowner insurance companies for consumer satisfaction.

Because insurance is a financial promise, we take great care to achieve and accurately report on the financial strength that backs our policies. According to Audit Integrity on Forbes.com (November 8, 2010), your company is one of the Most Trustworthy Companies demonstrating conservative accounting practices, transparent reporting and sound governance practices over five years or more.

Our associates engage in their communities as volunteers and leaders, bringing that same spirit to work where they collaborate to help others. We continue to have a vibrant school partnership program and high participation in blood drives, our community arts fund campaign and United Way campaign. In 2010, your company was named the Distinguished Organization for Art Education by the Southwest Ohio Art Education Association. In 2011, we plan to coordinate and support the activities of our many volunteers in a new volunteer council.

- Our associates know and support our mission. We can direct their talent and energy in the most productive directions, advancing company and personal goals, by creating performance metrics that show how components of our value creation ratio cascade to the team and individual level.

Ward Group (July 13, 2010) named Cincinnati among only five companies with a record of 20 consecutive years on the Ward's 50 list for balancing strong policyholder safety and consistent shareholder rewards.

- Our independent agents and field representatives excel in their consumer interactions, establishing our reputation as a preferred carrier. As technology makes it practical and desirable for us to provide more direct services online and from our headquarters, we are studying ways to best align these interactions with consumer and agent expectations.

GETTING THE BASICS RIGHT

We pay close attention to insurance basics and work to get them right, year after year.

Insurance Reserves: Industry observers are voicing concerns that carriers have cut corners by releasing prior year reserves too soon, in effect subsidizing current earnings with amounts that may be needed to fund future liabilities. Our reserving philosophy and practices remain unchanged. Our consistent approach has resulted in 22 consecutive years of favorable development on prior accident years' reserves. We continue to target total reserves in the upper half of the actuarial range, and we believe our carried reserves are in the same solid position at the end of 2010 as they were a year ago.

Investments: Our practice is to cover insurance reserve liabilities by investing in a diversified, high-quality bond portfolio that far exceeds those liabilities. These fixed income securities assure our ability to fulfill our obligations to policyholders, while we set the stage for long-term growth by holding stocks that steadily increase their dividends.

Reinsurance: Catastrophe reinsurance is a particularly important tool to control the variability inherent in our business. After reinsurance, our maximum exposure to a 2011 catastrophic event that caused $500 million in covered losses would be $88 million. $500 million is more than three times the amount of damage caused to our policyholders by any single event in our history. In negotiating agreements with our highly rated reinsurers, we applied savings to the catastrophe program, prudently reducing our maximum retention.

These practices protect your company's high-quality balance sheet, positioning us with formidable financial strength. As 2010 came to a close in December, A.M. Best affirmed our ratings, including the A+ Superior awarded to our standard market property casualty companies. Over the past two years, we have stepped up our initiatives to build capital, improve profitability and drive premium growth. We believe these efforts position us to create long-term value for you, our shareholders, and for agents, policyholders and associates. Thank you for your support.

Respectfully,

/S/ John J. Schiff, Jr.
John J. Schiff, Jr., CPCU
Chairman of the Board

/S/ Kenneth W. Stecher
Kenneth W. Stecher
President and Chief Executive Officer

CONDENSED BALANCE SHEETS AND INCOME STATEMENTS

Cincinnati Financial Corporation and Subsidiaries

In millions	At December 31, 2010	2009
Assets		
Investments	$11,508	$10,643
Cash and cash equivalents	385	557
Premiums receivable	1,015	995
Reinsurance receivable	572	675
Other assets	1,615	1,570
Total assets	$15,095	$14,440
Liabilities		
Insurance reserves	$ 6,234	$ 5,925
Unearned premiums	1,553	1,509
Deferred income tax	260	152
Long-term debt	790	790
Other liabilities	1,226	1,304
Total liabilities	10,063	9,680
Shareholders' Equity		
Common stock and paid-in capital	1,484	1,474
Retained earnings	3,980	3,862
Accumulated other comprehensive income	769	624
Treasury stock	(1,201)	(1,200)
Total shareholders' equity	5,032	4,760
Total liabilities and shareholders' equity	$15,095	$ 14,440

Dollars in millions except per share data	Years ended December 31, 2010	2009	2008
Revenues			
Earned premiums	$ 3,082	$ 3,054	$ 3,136
Investment income, net of expenses	518	501	537
Realized investment gains and losses	159	336	138
Fee revenues	4	3	3
Other revenues	9	9	10
Total revenues	3,772	3,903	3,824
Benefits and Expenses			
Insurance losses and policyholder benefits	2,180	2,242	2,193
Underwriting, acquisition and insurance expenses	1,021	1,004	1,016
Other operating expenses	16	20	22
Interest expense	54	55	53
Total benefits and expenses	3,271	3,321	3,284
Income Before Income Taxes	501	582	540
Provision for Income Taxes	124	150	111
Net Income	$ 377	$ 432	$ 429
Per Common Share:			
Net income—basic	$ 2.32	$ 2.66	$ 2.63
Net income—diluted	$ 2.31	$ 2.65	$ 2.62

SIX-YEAR SUMMARY FINANCIAL INFORMATION

Cincinnati Financial Corporation and Subsidiaries

Dollars in millions except per share data	Years ended December 31, 2010	2009	2008	2007	2006	2005
Financial Highlights						
Net income	$ 377	$ 432	$ 429	$ 855	$ 930	$ 602
Net realized investment gains and losses, after tax	103	217	85	245	434	40
Operating income	$ 274	$ 215	$ 344	$ 610	$ 496	$ 562
Per Share Data (diluted)						
Net income	$ 2.31	$ 2.65	$ 2.62	$ 4.97	$ 5.30	$ 3.40
Net realized investment gains and losses, after tax	0.63	1.33	0.52	1.43	2.48	0.23
Operating income	$ 1.68	$ 1.32	$ 2.10	$ 3.54	$ 2.82	$ 3.17
Cash dividends declared	1.59	1.57	1.56	1.42	1.34	1.21
Book value	30.91	29.25	25.75	35.70	39.38	34.88
Balance Sheet Data						
Debt-to-total-capital ratio	14.3%	15.0%	16.7%	12.7%	11.0%	11.5%
Book value growth	5.7%	13.6%	(27.9)%	(9.3)%	12.9%	(2.0)%
Cash dividends declared to beginning book value	5.4	6.1	4.4	3.6	3.8	3.4
Value creation ratio	11.1%	19.7%	(23.5)%	(5.7)%	16.7%	1.4%
Consolidated Property Casualty Insurance Operations (Statutory)						
Agency renewal written premiums	$ 2,692	$ 2,665	$ 2,828	$ 2,960	$ 2,931	$ 2,897
Agency new business written premiums	414	405	368	325	357	313
Net Written premiums	2,963	2,911	3,010	3,117	3,178	3,076
Earned premiums	2,924	2,911	3,010	3,125	3,164	3,058
Current accident year before catastrophe losses	$ 2,154	$ 2,102	$ 2,174	$ 2,030	$ 1,947	$ 1,854
Current accident year catastrophe losses	165	172	205	47	176	118
Prior accident years before catastrophe losses	(287)	(181)	(321)	(224)	(113)	(169)
Prior accident year catastrophe losses	(17)	(7)	(2)	(21)	(2)	9
Total loss and loss expenses	$ 2,015	$ 2,086	$ 2,056	$ 1,832	$ 2,008	$ 1,812
Underwriting expenses	974	953	965	988	965	914
Net underwriting gain (loss)	(65)	(128)	(11)	305	191	332
Loss ratio	56.5%	58.6%	57.7%	46.6%	51.9%	49.2%
Loss expense ratio	12.4	13.1	10.6	12.0	11.6	10.0
Underwriting expense ratio	32.9	32.7	32.1	31.7	30.4	29.8
Combined ratio	101.8%	104.4%	100.4%	90.3%	93.9%	89.0%
Policyholders' surplus	$ 3,777	$ 3,648	$ 3,360	$ 4,307	$ 4,750	$ 4,194
Net written premiums to surplus	0.78	0.80	0.90	0.72	0.67	0.73
Commercial Lines Property Casualty Insurance Operations (Statutory)						
Written premiums	$ 2,155	$ 2,181	$ 2,311	$ 2,413	$ 2,442	$ 2,290
Earned premiums	2,154	2,199	2,316	2,411	2,402	2,254
Loss ratio	53.5%	55.1%	54.2%	44.8%	48.4%	46.6%
Loss expense ratio	13.2	13.8	10.7	13.1	12.7	11.0
Underwriting expense ratio	32.9	32.9	31.7	31.3	29.7	29.5
Combined ratio	99.6%	101.8%	96.6%	89.2%	90.8%	87.1%
Personal Lines Property Casualty Insurance Operations (Statutory)						
Written premiums	$ 750	$ 691	$ 685	$ 704	$ 736	$ 786
Earned premiums	721	686	689	714	762	804
Loss ratio	65.4%	70.2%	69.0%	53.2%	62.9%	56.7%
Loss expense ratio	9.0	10.2	10.4	8.1	8.3	7.2
Underwriting expense ratio	32.7	31.0	32.2	32.8	32.4	30.4
Combined ratio	107.1%	111.4%	111.6%	94.1%	103.6%	94.3%
Life Insurance Operations (Statutory)						
Written premiums	$ 376	$ 346	$ 185	$ 167	$ 161	$ 205
Net income before realized investment gains and losses	13	11	(18)	7	(1)	10
Net income	15	15	(70)	39	28	21
Gross life insurance face amount in force	74,124	69,814	65,887	61,873	56,971	51,493
Admitted assets excluding separate account business	2,569	2,260	1,930	2,029	2,026	1,882
Risk-based capital						
Total adjusted capital	318	316	290	506	556	518
Authorized control level risk-based capital	35	40	37	66	67	53

The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures are in our quarterly earnings news releases, which are available on the Investors page of our website www.cinfin.com

SAFE HARBOR STATEMENT

This is our "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in Item 1A, Risk Factors, Page 24. Although we often review or update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so.

Factors that could cause or contribute to such differences include, but are not limited to:

- Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes
- Increased frequency and/or severity of claims
- Inadequate estimates or assumptions used for critical accounting estimates
- Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies
- Delays in adoption and implementation of underwriting and pricing methods that could increase our pricing accuracy, underwriting profit and competitiveness
- Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability
- Declines in overall stock market values negatively affecting the company's equity portfolio and book value
- Events, such as the credit crisis, followed by prolonged periods of economic instability or recession, that lead to:
  - Significant or prolonged decline in the value of a particular security or group of securities and impairment of the asset(s)
  - Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities
  - Significant rise in losses from surety and director and officer policies written for financial institutions
- Prolonged low interest rate environment or other factors that limit the company's ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets
- Increased competition that could result in a significant reduction in the company's premium volume
- Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages
- Inability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers
- Events or conditions that could weaken or harm the company's relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company's opportunities for growth, such as:
  - Downgrades of the company's financial strength ratings
  - Concerns that doing business with the company is too difficult
  - Perceptions that the company's level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
  - Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements
- Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:
  - Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business
  - Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations
  - Add assessments for guaranty funds, other insurance-related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes
  - Increase our provision for federal income taxes due to changes in tax law
  - Increase our other expenses
  - Limit our ability to set fair, adequate and reasonable rates
  - Place us at a disadvantage in the marketplace
  - Restrict our ability to execute our business model, including the way we compensate agents
- Adverse outcomes from litigation or administrative proceedings
- Events or actions, including unauthorized intentional circumvention of controls, that reduce the company's future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002
- Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others
- Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
- Difficulties with technology or data security breaches that could negatively affect our ability to conduct business and our relationships with agents, policyholders and others

Further, the company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

SUBSIDIARY OFFICERS AND DIRECTORS

As of March 3, 2011, listed alphabetically

The Cincinnati Insurance Company (CIC)
The Cincinnati Indemnity Company (CID)
The Cincinnati Casualty Company (CCC)
The Cincinnati Specialty Underwriters Insurance Company (CSU)
The Cincinnati Life Insurance Company (CLIC)
CSU Producer Resources Inc. (C-SUPR)
CFC Investment Company (CFC-I)

Executive Officers

Donald J. Doyle, Jr., CPCU, AIM
CIC, CID, CCC, CSU, C-SUPR Senior Vice President – Excess & Surplus Lines
CIC, CID, CCC, CSU Director

Craig W. Forrester, CLU
CIC, CID, CCC, CLIC, Senior Vice President and Chief Technology Officer

Martin F. Hollenbeck, CFA, CPCU
CIC, CID, CCC, CSU, CLIC Senior Vice President and Chief Investment Officer
CFC-I President and Chief Operating Officer
CIC, CID, CCC, CSU, CLIC, CFC-I Director

Steven J. Johnston, FCAS, MAAA, CFA
CIC, CID, CCC, CSU, CLIC, CFC-I, C-SUPR Chief Financial Officer, Senior Vice President and Secretary
CSU, C-SUPR – Treasurer
Director of all subsidiaries

Thomas A. Joseph, CPCU
CCC President
CIC, CID Senior Vice President – Personal Lines
CIC, CID, CCC, CSU Director

John S. Kellington
CIC, CID, CCC, CSU, CLIC, Senior Vice President and Chief Information Officer

Eric N. Mathews, CPCU, AIAF
CIC, CID, CCC, CLIC Senior Vice President – Corporate Accounting

Martin J. Mullen, CPCU
CIC, CID, CCC Senior Vice President and Chief Claims Officer
CIC, CID, CCC, CSU, CLIC Director

David H. Popplewell, FALU, LLIF
CLIC President and Chief Operating Officer; Director

J. F. Scherer
CIC, CID, CCC, CLIC Executive Vice President – Sales & Marketing
CIC, CID, CCC, CSU, CLIC, CFC-I Director

John J. Schiff, Jr., CPCU
CIC, CID, CCC, CSU, CLIC, C-SUPR Chairman of the Board
Director of all subsidiaries

Joan O. Shevchik, CPCU, CLU
CIC, CID, CCC Senior Vice President – Corporate Communications

Kenneth W. Stecher
CIC, CID, CSU, C-SUPR President and Chief Executive Officer
CCC, CLIC, CFC-I Chief Executive Officer
Director of all subsidiaries

Charles P. Stoneburner II, CPCU, AIM
CIC, CID, CCC Senior Vice President – Commercial Lines
CIC, CID, CCC, CSU Director

Timothy L. Timmel
CIC, CID, CCC, CLIC, CFC-I Senior Vice President – Operations
CIC, CID, CCC, CSU, CLIC, CFC-I Director

Senior Officers

Michael R. Abrams
CIC, CID, CCC, CLIC Vice President – Investments

Dawn M. Alcorn
CIC, CID, CCC Vice President – Administrative Services

Brad E. Behringer
CLIC Senior Vice President and Chief Underwriter

Roger A. Brown, FSA, MAAA
CLIC Vice President – Actuarial
CLIC Director

David L. Burbrink
CLIC Vice President – Life Field Services

Teresa C. Cracas
CIC, CID, CCC, CLIC Vice President – Planning & Risk Management

Joel W. Davenport, CPCU, AAI
CIC, CID, CCC Vice President – Commercial Lines

J. Michael Dempsey, CLU
CLIC Vice President – Life Marketing Administration

Mark R. DesJardins, CPCU, AIM, AIC, ARP
CIC, CID, CCC Vice President – Learning & Development

W. Dane Donham, AIM
CIC, CID, CCC Vice President – Commercial Lines

Anthony W. Dunn, CPA, CPCU, CIA
CIC, CID, CCC, CLIC Vice President – Internal Audit

Harold L. Eggers, CLU, FLMI, FALU, HIAA
CLIC Vice President – Life Policy Issue

Frederick A. Ferris
CIC, CID, CCC Vice President – Commercial Lines

Carl C. Gaede, CPCU, AFSB
CIC, CID, CCC Vice President – Bond & Executive Risk

William J. Geier, CPCU, CLU, ChFC, FLMI, AIM, HIAA
CIC, CID, CCC, CLIC Vice President – Information Technology

Scott A. Gilliam
CIC, CID, CCC, CLIC Vice President and Government Relations Officer

Gary B. Givler
CIC, CID, CCC Vice President – Headquarters Claims

David T. Groff, CPCU, FCAS, MAAA
CIC, CID, CCC Vice President – Staff Underwriting

Kevin E. Guilfoyle
CFC-I Senior Vice President – Leasing

David L. Helmers, CPCU, API, ARe, AIM
CIC, CID, CCC Vice President – Personal Lines

Anthony E. Henn, CPCU, AIM, AAM, ARe, AIT
CIC, CID, CCC Vice President – Commercial Lines

Theresa A. Hoffer
CIC, CID, CCC, CLIC Vice President – Corporate Accounting
CIC, CID, CCC Treasurer

Timothy D. Huntington, CPCU, AU
CIC, CID, CCC Vice President – Commercial Lines

Thomas H. Kelly
CIC, CID, CCC Vice President – Bond & Executive Risk

Christopher O. Kendall, CPCU, AIT, AIM, ARe, ARM, ARP
CIC, CID, CCC Vice President – Commercial Lines

Gary J. Kline, CPCU
CIC, CID, CCC Vice President – Commercial Lines

Steven W. Leibel, CPCU, AIM
CIC, CID, CCC Vice President – Personal Lines

Jerry L. Litton
CFC-I Treasurer

Richard L. Mathews, CPCU
CIC, CID, CCC, CLIC Vice President – Information Technology

Richard P. Matson
CIC, CID, CCC, CLIC, CFC-I Vice President – Purchasing/Fleet

Dennis E. McDaniel, CPA, CMA, CFM, CPCU
CIC, CID, CCC, CLIC Vice President and Investor Relations Officer

David E. McKinney, CPCU, AIM
CIC, CID, CCC, Vice President – Commercial Lines

Robyn C. Muhlberg
CIC, CID, CCC, CLIC Vice President – Information Technology

Gary A. Nichols
CIC, CID, CCC Vice President – Headquarters Claims

Glenn D. Nicholson, LLIF
CLIC Senior Vice President and Senior Marketing Officer; Director

Michael K. O'Connor, CFA, CPCU, AFSB
CIC, CID, CCC, CLIC Vice President – Investments

Todd H. Pendery, FLMI
CIC, CID, CCC, CLIC Vice President – Corporate Accounting
CLIC Treasurer

Marc C. Phillips, CPCU, AIM
CIC, CCC, CID Vice President – Commercial Lines

Ronald L. Robinson
CIC, CID, CCC Vice President – Field Claims

Michael A. Rouse
CIC, CID, CCC Vice President – Commercial Lines

Thomas J. Scheid
CIC, CID, CCC, CLIC Vice President – Inspection Services & Facilities

Gregory D. Schmidt, CPCU, ARP, CPP, ACP, ARC
CIC, CID, CCC, CLIC Vice President – Staff Underwriting

J. B. Shockey, CPCU, CIC, CLU
CIC, CID, CCC Vice President – Sales & Marketing

David W. Sloan
CFC-I Vice President – Leasing

Debra K. Smith
CIC, CID, CCC Vice President – Commercial Lines

Scott K. Smith, CPCU, ARM, AIM, AU, AAI
CIC, CID, CCC Vice President – Commercial Lines

Steven A. Soloria, CFA, CPCU
CIC, CID, CCC, CLIC Vice President – Investments

Stephen M. Spray
CIC, CID, CCC Vice President – Target Markets

Douglas W. Stang, FCAS, MAAA
CIC, CID, CCC, CLIC Vice President – Corporate Actuarial

James E. Streicher, CPCU, AIM, AIT, ARe, ASLI
CIC, CID, CCC Vice President – Personal Lines

Duane I. Swanson, CIC
CIC, CID, CCC Vice President – Sales & Marketing

William H. Thomas, CPCU, AIM
CIC, CID, CCC Vice President – Commercial Lines

Scott L. Unger
CIC, CID, CCC Vice President – Bond & Executive Risk

Philip J. Van Houten, CFE, FCLS
CIC, CID, CCC Vice President – Special Investigations

Stephen A. Ventre, CPCU
CIC, CID, CCC Vice President – Commercial Lines

Jody L. Wainscott
CIC, CID, CCC Vice President – Target Markets

Michael B. Wedig, CPA
CIC, CID, CCC, CLIC Vice President – Corporate Tax

Paul W. Wells
CIC, CID, CCC, Vice President – Bond & Executive Risk

Mark A. Welsh
CIC, CID, CCC, CLIC Vice President – Regulatory & Consumer Relations

Mark S. Wietmarschen
CIC, CID, CCC Vice President – Commercial Lines

Brian K. Wood, CPCU, AIM
CIC, CID, CCC, CLIC Vice President – Personnel & Community Relations

Gregory J. Ziegler
CIC, CID, CCC, CLIC, CFC-I Vice President – Personnel & Community Relations

Teresa C. Cracas
CIC, CID, CCC, CLIC Counsel

Eugene M. Gelfand
CIC, CID, CCC, CLIC Counsel

Mark J. Huller
CIC, CID, CCC, CLIC Senior Counsel

G. Gregory Lewis
CIC, CID, CCC, CLIC Counsel

Lisa A. Love
CIC, CID, CCC, CLIC Senior Counsel

Stephen C. Roach
CIC, CID, CCC, CLIC Counsel

Nonofficer Directors

William F. Bahl, CFA, CIC
CIC, CID, CCC, CSU, CLIC

Gregory T. Bier, CPA (Ret.)
CIC, CID, CCC, CSU, CLIC

W. Rodney McMullen
CIC, CID, CCC, CSU, CLIC

Thomas R. Schiff
CIC, CID, CCC, CSU, CLIC

John F. Steele, Jr.
CIC, CID, CCC, CSU

Larry R. Webb, CPCU
CIC, CID, CCC, CSU

E. Anthony Woods
CIC, CID, CCC, CSU, CLIC

CIC Directors Emeriti

Robert J. Driehaus
Richard L. Hildbold, CPCU
William H. Zimmer

CINCINNATI FINANCIAL CORPORATION DIRECTORS AND OFFICERS

(as of March 3, 2011)

Directors

William F. Bahl, CFA, CIC
Chairman of the Board
Bahl & Gaynor Investment Counsel Inc.
(Independent registered investment adviser)
Director since 1995 (1)(4)(5*)

Gregory T. Bier, CPA (Ret.)
Managing Partner (Ret.), Cincinnati Office
Deloitte & Touche LLP
(Independent registered public accounting firm)
Director since 2006 (4)

Linda W. Clement-Holmes
Chief Diversity Officer and
Senior Vice President
Global Business Services
Procter & Gamble Company
(Consumer products)
Director since 2010 (1)

Kenneth C. Lichtendahl
Senior Adviser (former President and Chief Executive Officer)
Tradewinds Beverage Company
(Ready-to-drink tea and juice manufacturer)
Director Since 1988 (1*)(5)

W. Rodney McMullen
President and Chief Operating Officer
The Kroger Company
(Retail grocery chain)
Director since 2001 (2*)(3)(4)

Gretchen W. Price
Executive Vice President and
Chief Financial Officer
Philosophy Inc.
(Prestige beauty brand)
Director since 2002 (1)(2)(5)

John J. Schiff, Jr., CPCU
Chairman of the Board
Cincinnati Financial Corporation
Director since 1968 (3*)(4*)

Thomas R. Schiff
Chairman and Chief Executive Officer
John J. & Thomas R. Schiff & Co. Inc.
(Independent insurance agency)
Director since 1975 (4)

Douglas S. Skidmore
President and Chief Executive Officer
Skidmore Sales & Distributing Company Inc.
(Food ingredient distributor)
Director since 2004 (1)(5)

Kenneth W. Stecher
President and Chief Executive Officer
Cincinnati Financial Corporation
Director since 2008 (3)(4)

John F. Steele, Jr.
Chairman and Chief Executive Officer
Hilltop Basic Resources Inc.
(Supplier of aggregates and concrete)
Director since 2005 (1)(3)

Larry R. Webb, CPCU
President
Webb Insurance Agency Inc.
(Independent insurance agency)
Director since 1979 (3)

E. Anthony Woods
Chairman and Chief Executive Officer
SupportSource LLC
(Management, financial and investment consulting)
Director since 1998 (2)(3)(4)

(1) Audit Committee
(2) Compensation Committee
(3) Executive Committee
(4) Investment Committee; also Richard M. Burridge, CFA, adviser
(5) Nominating Committee
* Committee Chair


W.F. Bahl


G.T. Bier


L.W. Clement-Holmes


K.C. Lichtendahl


W.R. McMullen


G.W. Price


J.J. Schiff, Jr.


T.R. Schiff


D.S. Skidmore


K.W. Stecher


J.F. Steele, Jr.


L.R. Webb


E.A. Woods

Officers

John J. Schiff, Jr., CPCU
Chairman of the Board

Kenneth W. Stecher
President and Chief Executive Officer

Steven J. Johnston, FCAS, MAAA, CFA
Chief Financial Officer, Senior Vice President, Secretary and Treasurer

Martin F. Hollenbeck, CFA, CPCU
Chief Investment Officer, Senior Vice President, Assistant Secretary and Assistant Treasurer

Eric N. Mathews, CPCU, AIAF
Principal Accounting Officer, Vice President, Assistant Secretary and Assistant Treasurer

Directors Emeriti

Michael Brown
Robert J. Driehaus
Jackson H. Randolph
Lawrence H. Rogers II
John Sawyer
Frank J. Schultheis
David B. Sharrock
John M. Shepherd
Thomas J. Smart
Alan R. Weiler, CPCU
William H. Zimmer

IN REMEMBRANCE

Director Emeritus John E. Field, CPCU, served from 1995 to 2004. He contributed an independent agent perspective, understanding that businesses prosper when their leaders foster vibrant local communities. John passed away on March 8, 2011.

SHAREHOLDER INFORMATION

COMMON STOCK PRICE AND DIVIDEND DATA

Common shares are traded under the symbol CINF on the Nasdaq Global Select Market.
(Source: Nasdaq Global Select Market)

	2010				2009			
Quarter:	1st	2nd	3rd	4th	1st	2nd	3rd	4th
High	$29.65	$30.38	$29.39	$32.27	$29.66	$26.94	$26.31	$26.89
Low	25.50	25.65	25.25	28.68	17.84	21.40	21.30	25.05
Period-end close	28.91	25.87	28.82	31.69	22.87	22.35	25.99	26.24
Cash dividends declared	0.395	0.395	0.40	0.40	0.39	0.39	0.395	0.395

ANNUAL MEETING

Shareholders are invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation at 9:30 a.m. on Saturday, April 30, 2011, at the Cincinnati Art Museum in Eden Park, Cincinnati, Ohio. You may listen to an audio webcast of the event by visiting *www.cinfin.com/investors.*

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP
250 East Fifth Street
Cincinnati, Ohio 45202-5109

SHAREHOLDER SERVICES

Now you can manage your Cincinnati Financial shares online by setting up your My Shareholder Account. Securely complete address changes, view your recent transactions or shareholder account statements and manage your participation in the Shareholder Investment Plan on your schedule. Once enrolled in that plan, you can buy shares directly from the company by making one-time purchases, monthly withdrawals from your bank account or reinvesting your quarterly dividends. Get started by going to Shareholder Information at *www.cinfin.com/investors.*

Shareholders who have stock certificates can choose to have the certificates cancelled and the shares recorded electronically in their account in direct registration (DRS) instead of keeping track of paper certificates. This service protects you from the effort and cost to replace misplaced certificates. To record your shares in a DRS position, mail your certificates and instructions to our Shareholder Services department, P.O. Box 145496, Cincinnati, Ohio 45250. There is no charge for this service. To request other services, please e-mail *Shareholder_inquiries@cinfin.com* or call our toll-free shareholder line, 866-638-6443.

CONTACT INFORMATION

Communications directed to Cincinnati Financial Corporation's secretary, Steven J. Johnston, FCAS, MAAA, CFA, chief financial officer, are shared with the appropriate individual(s). Or, you may directly access services:

Investors: Investor Relations responds to investor inquiries about the company and its performance.
Dennis E. McDaniel, CPA, CMA, CFM, CPCU – Vice President, Investor Relations Officer
513-870-2768 or *investor_inquiries@cinfin.com*

Shareholders: Shareholder Services provides stock transfer services, fulfills requests for shareholder materials and assists registered shareholders who wish to update account information or enroll in shareholder plans.
Jerry L. Litton – Assistant Vice President, Shareholder Services
513-870-2639 or *shareholder_inquiries@cinfin.com*

Media: Corporate Communications assists media representatives seeking information or comment from the company or its subsidiaries.
Joan O. Shevchik, CPCU, CLU – Senior Vice President, Corporate Communications
513-603-5323 or *media_inquiries@cinfin.com*

CINCINNATI FINANCIAL CORPORATION

The Cincinnati Insurance Company
The Cincinnati Casualty Company
The Cincinnati Indemnity Company
The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company
CSU Producer Resources Inc.
CFC Investment Company

MAILING ADDRESS
P.O. Box 145496
Cincinnati, Ohio 45250-5496

STREET ADDRESS
6200 South Gilmore Road
Fairfield, Ohio 45014-5141

Phone: 513-870-2000
Fax: 513-870-2066
www.cinfin.com

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 30, 2011

CINCINNATI FINANCIAL CORPORATION

THE CINCINNATI INSURANCE COMPANIES

CINCINNATI FINANCIAL CORPORATION
P.O. BOX 145496
CINCINNATI, OH 45250-5496

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 03, 2011
Date: April 30, 2011 **Time:** 9:30 AM EST
Location: Cincinnati Art Museum
953 Eden Park
Cincinnati, Ohio 45202

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You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement 2. Annual Report 3. Shareholder Letter

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

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* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 16, 2011 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

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Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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0000088405_2 R1.0.0.11699

Voting items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
   Nominees
   01 Kenneth C. Lichtendahl 02 W. Rodney McMullen 03 Thomas R. Schiff 04 John F. Steele, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3.

2 Ratifying the selection of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2011.

3 Voting on a nonbinding proposal to approve the compensation for the company's named executive officers.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

4 Voting on a nonbinding proposal to establish the frequency of future nonbinding votes on executive compensation.

The Board of Directors recommends you vote FOR the following proposal:

5 Re-approving the performance objectives contained in the Cincinnati Financial Corporation Stock Plan of 2006.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
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THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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